Prospectus Supplement filed pursuant to Rule 424(b)(3)
in connection with Registration Statement No. 333-163380

Prospectus Supplement No. 2 dated March 9, 2015
(to Prospectus dated February 12, 2015)

1,705,000 Shares of Common Stock Issuable upon Exercise of Warrants

2,406 Units Underlying the Underwriter’s Unit Purchase Warrant, 4,812 Shares of Common Stock  Underlying the Underwriter’s Units, 2,406 Warrants Underlying the Underwriter’s Units, and 2,406 Shares of Common Stock Underlying the Warrants in the Underwriter’s Units

This prospectus supplement supplements information contained in that certain prospectus, dated February 12, 2015,  relating to (i) the issuance of up to 1,705,000 shares of our common stock, $0.001 par value per share, issuable upon the exercise of outstanding warrants, at an exercise price of $3.4375 per share, that were issued by us on March 30, 2010, pursuant to a master warrant agreement, dated as of March 30, 2010, or the Warrant Agreement, between us and Onyx Stock Transfer, LLC (now VStock Transfer, LLC), and (ii) the issuance of the following securities to the underwriter of our initial public offering: (a) the 2,406 Units underlying the underwriter’s Unit purchase warrant, (b) the 4,812 shares of common stock  underlying the underwriter’s Units, (c)  the 2,406 warrants underlying the underwriter’s Units, and (d) the 2,406 shares of common stock underlying the warrants in the underwriter’s Units. The Unit purchase warrant has an exercise price of $7.80 per Unit and the underlying warrants have an exercise price of $3.4375 per share.  The warrants and the Units, and the warrants underlying the Units, were originally set to expire on March 24, 2015.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original prospectus.
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On March 9, 2015, we issued a press release and filed a Current Report on Form 8-K to report clarification that the extension to April 30, 2015 of the expiration date for our publicly traded warrants is applicable to all publicly traded warrants.

The expiration date for all publicly traded warrants is now April 30, 2015.  This includes the warrants which are exercisable into shares of our common stock, the offer and sale of which shares are covered by this prospectus.

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Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 6 of the original prospectus.

           Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete.  It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 2 is March 9, 2015.